Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lafarge 2007 Performance Share Plan of our reports dated March 23, 2007, with respect to the consolidated financial statements of Lafarge S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2006 and Lafarge management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lafarge S.A., filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit

Represented by Christian Mouillon and Alain Perroux

Paris-La Défense, France

June 13, 2007